Exhibit 5.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

January 7, 2021

Southside Bancshares, Inc.
1201 S. Beckham Avenue
Tyler, TX 75701

Re:	Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2021

Ladies and Gentlemen:

We have acted as counsel to Southside Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Company’s filing of the above-referenced registration statement (together with all amendments and exhibits thereto, the “Registration Statement”) with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offer by the Company to exchange up to $100,000,000 in aggregate principal amount of its 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “New Notes”) for up to $100,000,000 in aggregate principal amount of its existing 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of November 6, 2020, by and between the Company, as issuer, and UMB Bank, National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of November 6, 2020, by and among the Company and the purchasers of the Old Notes. We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth herein, including: (i) the corporate and organizational documents of the Company, including the Restated Certificate of Formation of the Company, as amended to date (the “Articles”), and the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”); (ii) the Registration Statement and exhibits thereto; (iii) the Old Notes; (iv) the New Notes; (v) the Indenture; (vi) the Registration Rights Agreement; and (vii) certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the New Notes. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

Southside Bancshares, Inc.

January 7, 2021

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto; (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates, and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile, and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates, and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; (viii) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, corporate records, and certificates and other instruments we have received; and (ix) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company, and other persons on which we have relied for the purposes of this opinion are true and correct. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the federal laws of the United States, the Texas Business Organizations Code (“TBOC”) as currently in effect, and the laws of the State of New York (except with respect to state securities or “blue sky” laws), and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. Special rulings of authorities administering the TBOC or opinions of other counsel have not been sought or obtained.

This opinion letter is provided for use solely in connection with the filing of the Registration Statement with the Commission and may not be used, circulated, quoted, or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon and subject to the foregoing, we are of the opinion that, when the New Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement, and the Indenture, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the New Notes or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Southside Bancshares, Inc.

January 7, 2021

Sincerely,

Alston & Bird LLP

By:	/s/ David E. Brown, Jr.
David E. Brown, Jr.
A Partner